TODD SHIPYARDS CORPORATION ANNOUNCES U.S. COAST
GUARD EXERCISE OF OPTION ON OVERHAUL OF
USCGC POLAR SEA (WAGB-11)

Total Pages - 1	CONTACT: HILARY PICKEREL
SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON...May 20, 2009...Todd Shipyards Corporation (NYSE:TOD) announced today that the U.S. Coast Guard has awarded to its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific"), a $5,515,503 modification to previously awarded contract HSCG85-09-C-6BX667 in support of repairs and alterations performed during the Planned Maintenance Availability ("PMA") of the Icebreaker USCGC Polar Sea (WAGB-11). The contract modification provides for the alteration and repair of ship's systems, engines and shipboard equipment. The work will be accomplished at Todd Pacific's shipyard in Seattle beginning immediately and is expected to be complete in July 2009.

The PMA of the Polar Sea is being performed pursuant to the Company's five-year multi-ship multi-option contract with the Coast Guard for the overhaul and continued maintenance of the two Polar Class Icebreakers stationed at Seattle, Washington. The five-year cost-type contract was awarded to Todd Pacific in February 2009 and represents the second contract for long term Polar Class Icebreaker maintenance awarded to Todd Pacific. The first such contract, recently expired, was awarded in 2004.

Todd Pacific performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd Shipyards Corporation has operated a shipyard in Seattle since 1916.